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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                                                         .................................
                                    FORM 12b-25                                    OMB APPROVAL
                                                                         .................................
                            NOTIFICATION OF LATE FILING                         OMB Number:
(Check One)                                                                     Expires:
[X] Form 10-K [ ]Form 11-K [ ]Form 10-Q [ ] Form N-SAR                          Estimated average
                                                                                burden hours per
                                                                                response..... 2.50
For Period Ended: June 30, 1998                                                   Commission File
                                                                                   Number:0-26028
[ ] Transition Report on Form 10-K                                                 CUSIP NUMBER
[ ] Transition Report on Form 20-F                                                   45244W
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
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For the Transition Period Ended:________________________________________________

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Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

      Imaging Diagnostic Systems, Inc.
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Full Name of Registrant

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Former Name if Applicable

    6531 NW 18th Court
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Address of Principal Executive Office (Street and Number)

   Plantation, FL. 33313
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City, State and Zip Code

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed.)

The Company filed a registration statement on Form S-2 in July 1998. On September 8, 1998, the Company received substantial comments from the Commission with regard to additional disclosure and clarification, most of which must be incorporated into the Form 10-K or addressed with the Commission. The Company will need additional time to address these issues and incorporate the changes into the Form 10-K.

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Allan Schwartz              (954)                   581-9800
       -----------------         -----------            -----------------
             (Name)               Area Code)            Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                        Imaging Diagnostic Systems, Inc.
                        --------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: September 24, 1998                         By: /s/ Allan L. Schwartz
                                                    ----------------------
                                                     Executive Vice
                                                     President and Chief
                                                     Financial Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).